Exhibit 5.1

January 25, 2018

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

We have acted as United States counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (File No. 333-211718) filed by the Bank with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act (the “Registration Statement”), relating to the issuance by the Bank of US$1,000,000,000 aggregate principal amount of 2.550% Senior Medium-Term Notes, Series A, due 2021 and US$500,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series A, due 2021 and (collectively, the “Notes”). The Notes will be issued under an Indenture, dated as of June 30, 2006 (the “Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture, the Terms Agreement, dated January 18, 2018, among the Bank and the agents named therein, which incorporates by reference certain provisions of the Distribution Agreement, dated June 30, 2016, between the Bank and TD Securities (USA) LLC (together, the “Distribution Agreement”) and a duplicate of the global master note representing the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Bank.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have further assumed that (1) the Bank exists validly under the law of Canada and has duly authorized, executed, issued and delivered, as applicable, the Distribution Agreement, the Indenture and the Notes in accordance with the Bank Act (Canada), the Bank’s By-laws and the law of Canada, (2) the execution, delivery, issuance and performance, as applicable, by the Bank of the Distribution Agreement, the Indenture and the Notes do not and will not violate the law of Canada or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery, issuance and performance, as applicable, by the Bank of the Distribution Agreement, the Indenture and the Notes do not and will not constitute a breach or violation of the Bank Act (Canada), the Bank’s By-laws or any agreement or instrument which is binding upon the Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due authentication thereof by the Trustee and upon payment and delivery in accordance with the Distribution Agreement, the Notes will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to a Report on Form 6-K of the Bank filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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